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Exhibit (a)(5)(E)

Press Release	Source: Valentis, Inc.

Correction—Valentis, Inc.

Friday August 30, 10:30 pm ET

In SFF020, Valentis (Nasdaq: VLTS-News) Extends Tender Offer to October 15, 2002, moved earlier today, we are advised by the company that the following is an addition to the end of the second graph, "As of August 30, 2002, 4,300 shares of Series A Preferred Stock, 111,870 Class A Warrants and 41,951 Class B Warrants have been validly tendered and not withdrawn."

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  Exhibit (a)(5)(E)